STOCK OPTION AGREEMENT


Date:  February 13, 1999


      This Agreement (the "Agreement") dated the date first stated above (the "Date of Grant"), is entered into between the Troutt Family Trust ("Optionor") and Selby Shaver ("Optionee").

      WHEREAS, Optionee has agreed to provide certain consulting services to Optionor; and

      WHEREAS, Optionee is unwilling to provide such consulting services unless Optionor grants to Optionee an option to purchase certain shares of Common Stock (the "Stock") of Teleglobe Inc. (the "Company"), as set forth herein.

      NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Grant of Option
      ---------------

      a) Subject to the terms and conditions hereinafter set forth, Optionor hereby grants to Optionee, on the Date of Grant, an option to purchase up to one hundred and forty thousand, one hundred and ninety seven (140,197) shares of Stock at a price of $30.75 per share (the "Option Price"), the fair market value of such shares as reported on the New York Stock Exchange on the Date of Grant. Such option is hereinafter referred to as the "Option" and the shares of Stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares."

      b) The Option shall vest over three years. One third of the total Option Shares shall vest on each anniversary of the Grant Date. The first one third of the Option Shares shall vest on 2-13-2000; the second one third of the Option Shares shall vest on 2-13-2001 and the last one third of the Option Shares shall vest on 2-13-2002; provided that Optionee has been employed by the Company during the period from the Date of Grant until such date.






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2.    Termination of Option
      ---------------------

      a) The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void upon the expiration of ten (10) years from the Date of Grant (the "Option Term").

      b) The Option may be exercised only by Optionee's estate, or by a person who acquires the right to exercise the Option by bequest or inheritance or by reason of the death of Optionee, provided that such exercise occurs within the remaining Option Term.

3.    Exercise of Option
      ------------------

      a) Optionee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving Optionor written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which Optionee is exercising and the date of exercise thereof, which date shall be at least five (5) days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

      b) Full payment (in U.S. dollars) by Optionee of the Option Price for the Option Shares purchased shall be made on or before the exercise date specified in the notice of exercise in cash.

            On the exercise date specified in Optionee's notice or as soon thereafter as is practicable, Optionor shall deliver to Optionee a certificate or certificates for the Option Shares then being purchased upon full payment for such Option Shares, together with a duly endorsed stock power. The obligation of Optionor to deliver Stock shall, however, be subject to the condition that if at any time Optionor shall determine in his discretion that the consent or approval of any governmental regulatory body, or an agreement by Optionee with respect to the disposition of Option Shares, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of the Option Shares, the Option may not be exercised in whole or in part until such consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to Optionor and, if it would otherwise expire, the term of the Option shall be extended until thirty (30) days after receipt by Optionee of the foregoing.



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      c)    If Optionee fails to pay for any of the Option Shares specified in such notice or fails to accept delivery thereof, Optionee's right to purchase such Option Shares may be terminated by Optionor. The date specified in Optionee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.

4.    Put by Optionee
      ---------------

      a) Optionee shall have the right (the "Put Option") by delivery of written notice to Optionor (the "Put Notice") to cause Optionor to purchase, and Optionor shall purchase, the number of Option Shares stated in such Put Notice and owned by Optionee for which the minimum holding period specified in Rule 144(d) (or any successor rule) of the Securities Act of 1933, as amended, has not elapsed. Such determination shall be made by counsel to Optionor in consultation with Optionee's legal counsel. The purchase price per share will be equal to the Put Price (as defined in this Section 4) applicable to such shares.

      b) The term "Put Price" with respect to the Option Shares shall mean the Fair Market Value per share as of the date the Put Notice is delivered to Optionor. "Fair Market Value" shall mean (i) the closing sales price per share of Stock on the principal national securities exchange, if any, on which the Stock shall then be listed for the last preceding date on which there was a sale of such Stock on such exchange, (ii) if the Stock is not then listed on a national securities exchange, the last sales price per share of Stock entered on a national inter-dealer quotation system for the last preceding date on which there was a sale of such Stock on such national inter-dealer quotation system, (iii) if no closing or last sales price per share of Stock is entered on a national inter-dealer quotation system, the average of the closing bid and ask prices for the Stock in the over-the-counter market for the last preceding date on which there was a quotation for such Stock in such market, or
            (iv) if no price can be determined under the preceding alternatives, then the price per share as determined by Optionor and Optionee in good faith.

      c) The closing of the purchase of Option Shares pursuant to the Put Option shall take place at a location determined by Optionor within ten (10) business days after the date of the Put Notice. At any closing pursuant to this Section 4, Optionor shall deliver to Optionee, against delivery of certificates representing



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            the Option Shares, (i) cash or certified check(s) in an amount equal to the aggregate Put Price payable in respect of such Option Shares,
            (ii) a promissory note in the principal amount equal to the aggregate Put Price in respect of such Option Shares, payable one year from the date of the note (such promissory note shall bear interest payable annually at the publicly announced prime rate published in The Wall Street Journal on the date such note is issued), or (iii) a combination of cash/check(s) and a note (consistent with terms in (ii)) equal to the aggregate Put Price payable in respect of such Option Shares.

      d) If Optionee exercises the Put Option simultaneously with the exercise of the Option, Optionor agrees to pay Optionee (under any of the alternatives in Section 4(c)(i-iii) above) the difference between the aggregate Put Price with respect to the Option Shares and the aggregate Option Price with respect to the Option Shares, but only if the Put Price is greater than the Option Price.

      e) Notwithstanding anything to the contrary contained in this Section 4, the obligation of Optionor to purchase the Option Shares shall, however, be subject to the condition that if at any time Optionor shall determine in his discretion that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the Put Option or the purchase of Option Shares thereunder, the Put Option may not be exercised in whole or in part until such consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to Optionor and, if it would otherwise expire, the term of the Put Option shall be extended until thirty (30) days after receipt by Optionee of the foregoing.

5.    Adjustment of and Changes in Stock

      a) If there is any change in the number of shares of Stock through the declaration of stock dividends, recapitalization resulting in stock splits, or combinations or exchanges of such shares, then the number of Option Shares and the Option Price of the Option shall be proportionately adjusted as deemed appropriate by Optionor to reflect any increase or decrease in the number of issued shares of Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

      b) In the event of a proposed dissolution or liquidation of the Company, each Option granted pursuant to this Agreement shall terminate as of a date to be fixed by Optionor; provided, however, that Optionee shall have the right,



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            immediately prior to such termination, to exercise the Option as to all or any part of the Option Shares covered thereby, including shares as to which the Option would not otherwise be exercisable.

      c) In the event of any merger, consolidation or reorganization of the Company, the Optionor shall promptly make an appropriate adjustment to the number of shares receivable upon exercise of the Option after the effective date of such transaction and the Option Price to preserve Optionee's interest therein.

      d) In the event of a change in the Stock as presently constituted, which is limited to a change of all of the Company's authorized shares without par value into the same number of shares with a par value or, if such shares have a par value, then with a different par value, the shares resulting from any such change shall be deemed to be Stock within the meaning of this Agreement.

      e) Except as expressly provided in this Section 5, Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class by the Company or by reason of any dissolution, liquidation, merger, or consolidation, and any issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Option Price of shares of Stock subject to an Option. The grant of an Option pursuant to this Agreement shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, or dissolve, liquidate, sell or transfer all or part of its business or assets.

6.    Non-Transferability of Option
      -----------------------------

      The Option is not assignable or transferable by Optionee except by will or by the laws of descent and distribution. During the life of Optionee, the Option is exercisable only by such person or by such person's guardian or legal representative.








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7.    Employment Not Affected
      -----------------------

      Nothing in this Agreement shall confer upon Optionee the right to continue in the employment of the Company or affect any right which the Company has to terminate the employment of Optionee.

8.    Stock for Investment
      --------------------

      Optionee shall upon each exercise of a part or all of the Option represent and warrant that his purchase of Stock pursuant to the Option is for investment only and not with a view to distribution involving a public offering.

9.    Rights as a Shareholder
      -----------------------

      Optionee shall have no rights as a shareholder of the Company unless and until certificates for shares of Stock are delivered to him. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificates are delivered to Optionee, except as expressly provided in Section 5 hereof.

10.   Agreement by Optionee Regarding Withholding Taxes
      -------------------------------------------------

      a) No later than the date of exercise of any Option granted hereunder, Optionee will make arrangements satisfactory to Optionor and the Company regarding payment of any federal, state and/or local taxes of any kind required by law to be paid or withheld upon the exercise of the Option.

      b) Optionor and the Company shall have the right to deduct from any payment of any kind otherwise due to Optionee any federal, state and/or local taxes of any kind required by law to be paid or withheld upon the exercise of the Option.

11.   Notice
      ------

      Any notice to Optionor provided for in this instrument shall be addressed to him at 8750 N. Central Expressway, Suite 2000, Dallas, TX 75231 and any notice to Optionee shall be addressed to him at 8750 N. Central Expressway, Suite 2000, Dallas, TX 75231. Any notice shall be deemed to be duly given if and when



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      properly addressed and posted by registered or certified mail, postage prepaid return receipt requested.

12.   Governing Law
      -------------

      The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas, except to the extent preempted by federal law, which shall to the extent govern.

            IN WITNESS WHEREOF, Optionor and Optionee have placed their signatures hereon, effective on the Date of Grant.


The Troutt Family Trust, Optionor

By: /s/ Kenny A. Troutt                   /s/ Selby Shaver
    ----------------------------          ----------------------------
       Kenny A. Troutt                    Optionee
       Trustee













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